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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12


--------------------------------------------------------------------------------

                              NL Industries, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060



                                  April 7, 2003


Dear Shareholder:

         You are cordially invited to attend the 2003 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Tuesday, May 20, 2003, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will update you on the Company. I hope that you will be able to attend.

         Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement promptly or vote via the Internet or telephone following the instructions on the proxy card so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-Laws.


                                       Sincerely,




                                       J. Landis Martin
                                       President and Chief Executive Officer

                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 20, 2003


To the Shareholders of NL Industries, Inc.:

         NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Tuesday, May 20, 2003, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

         1. To elect seven directors to serve until the 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors of the Company set the close of business on March 24, 2003, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

         You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly or vote via the Internet or telephone following the instructions on the proxy card so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                   By order of the Board of Directors,



                                   David B. Garten
                                   Vice President, General Counsel and Secretary





Houston, Texas
April 7, 2003

                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                               GENERAL INFORMATION


         This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 2003 Annual Meeting of Shareholders to be held at 10:00 a.m. (C.D.T.) on Tuesday, May 20, 2003, at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 14, 2003.


                            PURPOSE OF ANNUAL MEETING

         At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any other business expected to come before the Annual Meeting.


                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

         The presence in person or by proxy of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted as votes for or against any matter coming before the Annual Meeting. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee.

         The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 24, 2003 (the "Record Date"). As of the Record Date, there were issued and outstanding 47,694,784 shares of Common Stock, each of which entitles the holder to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi") and a wholly owned subsidiary of Valhi together held approximately 84.6% of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Valhi is a diversified company engaged in the titanium dioxide pigments (through its ownership of NL stock), component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products, and waste management industries. Valhi is an affiliate of Contran Corporation ("Contran"). See "Security Ownership" and "Election of Directors." If the shares of Common Stock held by Valhi are represented at the Annual Meeting, a quorum will be present.

         All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of each of the seven nominees for director, and (ii) to the extent allowed by federal securities laws, in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in and of itself revoke his or her proxy.

         THIS PROXY SOLICITATION IS MADE BY AND ON BEHALF OF THE BOARD. Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

         EquiServe Trust Company, N.A. ("EquiServe"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to EquiServe shall be kept confidential by EquiServe in accordance with the terms of the Company's By-Laws.

         THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD WILL VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND A SUBSIDIARY OF VALHI, WHICH TOGETHER HOLD APPROXIMATELY 84.6% OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY WILL VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S VOTES ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.


                              ELECTION OF DIRECTORS

         The Certificate provides for a Board consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

         At the Annual Meeting, holders of Common Stock will be asked to elect seven nominees to the Board, each to serve for a one-year term ending at the 2004 Annual Meeting of Shareholders and until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal or death. All of the nominees have agreed to serve if elected.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED BELOW.

NOMINEES FOR DIRECTOR

         The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 2004 Annual Meeting of Shareholders of the Company. Each of the following nominees for election except Dr. Turner is currently a director of the Company whose term expires at the Annual Meeting.

         J. LANDIS MARTIN, age 57, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. Mr. Martin has served as Chairman of the Board and Chief Executive Officer of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products that is 40% owned by Valhi, since prior to 1998. He also has served as Chairman of the Board, President and Chief Executive Officer of Tremont Corporation ("Tremont") from prior to 1998 until 2003. Mr. Martin is a director of Halliburton Company, Apartment Investment and Management Corporation, Crown Castle International Corporation, and Special Metals Corporation.

         GEORGE E. POSTON, age 66, has been a director of NL since 2002. He is President of Poston Real Estate Co., a privately-held commercial real estate investment company, and President of Poston Capital Co., a privately-held investment company, since 1970. Mr. Poston is a member of NL's Audit Committee, Nominations Committee, Management Development and Compensation Committee, and Pension and Benefits Committee.

         GLENN R. SIMMONS, age 75, has been a director of NL since 1986 and a director of NL's insurance subsidiary, EWI RE, Inc. ("EWI, Inc."), since 2003. Mr. Simmons is Chairman of the Board of Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company that is affiliated with Contran, and CompX International Inc. ("CompX"), a manufacturer of ergonomic computer support systems, precision ball bearing slides and security products that is also affiliated with Contran. Since prior to 1998, Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company which directly and through related entities holds approximately 91% of the outstanding common stock of Valhi. Mr. Simmons is also a director of TIMET. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. He serves as Chairman of NL's Pension and Benefits Committee. He is a brother of Harold C. Simmons.

         HAROLD C. SIMMONS, age 71, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. He has been Chairman of the Board of Valhi and Contran since prior to 1998, was Chief Executive Officer of Valhi and Contran from prior to 1998 to 2002, and was President of Valhi and Contran from prior to 1997 to 1998. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1961. He is a brother of Glenn R. Simmons.

         GENERAL THOMAS P. STAFFORD (retired), age 72, served as a director of NL from 1984 to 1986 and was re-appointed in February 2000. General Stafford was a co-founder of and has been affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. He was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966. In 1969, General Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon. He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the United States Air Force in 1979 as Lieutenant General, he became Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm. In addition to serving as a director of NL, General Stafford is a director of TIMET. General Stafford is a member of NL's Audit

Committee and Nominations Committee, and is Chairman of NL's Management Development and Compensation Committee.

         DR. R. GERALD TURNER, age 57, has served since 1997 as President of Southern Methodist University in Dallas, Texas. He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma, and Pepperdine University. He serves on the Board of Directors of J.C. Penney, American Aadvantage Funds, and California Preferred Capital Corporation.

         STEVEN L. WATSON, age 52, has been a director of NL since 2000. Mr. Watson has been president and a director of Valhi and Contran since 1998, and Chief Executive Officer of Valhi since 2002. Mr. Watson is also a director of CompX, Keystone, and TIMET. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980. He is Chairman of NL's Nominations Committee.

         See also "Certain Relationships and Transactions."


                             MEETINGS AND COMMITTEES

         The Board held six meetings and took action by unanimous written consent in lieu of a meeting on seven occasions in 2002. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees on which he or she served that were held during his or her period of service in 2002.

         The Board has established four standing committees: an Audit Committee, a Management Development and Compensation Committee, a Nominations Committee, and a Pension and Benefits Committee, all of which are composed entirely of individuals who are not employees of the Company.

         AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to serve as an independent and objective party to review the Company's auditing, accounting, and financial reporting processes. The Company's Board of Directors has adopted a written charter for the Audit Committee. Each of the members of the Audit Committee is independent within the meaning of the New York Stock Exchange listing standards. The Audit Committee held ten meetings and took action by written consent in lieu of a meeting on one occasion in 2002. The current members of the Audit Committee are Ms. Ann Manix, a current director not standing for reelection (Chair), Mr. Poston, and General Stafford. See "Independent Auditor Matters - Audit Committee Report."

         MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal responsibilities of the Management Development and Compensation Committee are to review and make recommendations regarding executive compensation policies, periodically to review and approve or make recommendations with respect to matters involving executive compensation, to take action or to review and make recommendations to the Board regarding employee benefit plans or programs, and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies, and such other matters as the Board may from time to time direct. The Management Development and Compensation Committee also is responsible for reviewing and approving stock option and other stock-based compensation awards under the Company's incentive plan and for reviewing and approving the Company's target and performance levels under the Variable Compensation Plan. The Management Development and Compensation Committee held one meeting and took action by written consent in lieu of a meeting on one occasion in 2002. Its current members are General Stafford (Chairman), Ms. Manix, and Mr. Poston.

         NOMINATIONS COMMITTEE. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. The Nominations Committee held one meeting in 2002. The current members of the Nominations Committee are Mr. Watson (Chairman), Ms. Manix, and Mr. Poston. The Nominations Committee made its recommendations to the Board of Directors with respect to the election of directors at the Annual Meeting. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31, 2003 for the 2004 annual meeting of shareholders, and are accompanied by a full statement of qualifications and confirmation of the recommended nominees' willingness to serve.

         PENSION AND BENEFITS COMMITTEE. The principal responsibilities of the Pension and Benefits Committee are to provide oversight and make decisions with respect to NL's employee pension benefit plans, welfare benefit plans, or any fringe benefit plan, including decisions with respect to the management, disposition, or investment of plan assets and the appointment of investment managers/advisors, and to monitor investment performance of the assets of the plans. The Pension and Benefits Committee did not meet in 2002. Its current members are Mr. Glenn Simmons (Chairman), Ms. Manix, and Mr. Poston.

         The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.


                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information regarding the Company's executive officers. Biographical information with respect to Messrs. Simmons and Martin is set forth above under "Election of Directors."

       Name                         Age                         Position(s)
       ----                         ---                         -----------
Harold C. Simmons                   71               Chairman of the Board

J. Landis Martin                    57               President and Chief Executive Officer

Dr. Lawrence A. Wigdor              61               Executive Vice President; President and Chief Executive Officer of
                                                     Kronos, Inc. ("Kronos") and Chief Executive Officer of Kronos
                                                     International, Inc. ("KII")

David B. Garten                     51               Vice President, General Counsel and Secretary

Robert D. Hardy                     42               Vice President, Chief Financial Officer, Controller, and
                                                     Assistant Secretary and Chief Financial Officer of KII

John A. St. Wrba                    46               Vice President and Treasurer

         DR. LAWRENCE A. WIGDOR has been Executive Vice President of NL and President and Chief Executive Officer of Kronos, a wholly owned subsidiary of NL involved in the titanium dioxide pigments business, since prior to 1998. From 1992 until 2002, Dr. Wigdor served as a director of NL.

         DAVID B. GARTEN has been Vice President, General Counsel and Secretary of NL since prior to 1998.

         ROBERT D. HARDY has been Chief Financial Officer of NL since January 2002, Vice President and Controller of the Company since 1999, Assistant Treasurer since prior to 1998, and Assistant Secretary since 1998. From January 2002 until February 2003 he also served as NL's Treasurer. From prior to 1998 to 1998, Mr. Hardy served as the Company's Director of Taxes, and from 1998 to 1999 served as Vice President-Tax.

         JOHN A. ST. WRBA has been Vice President and Treasurer of NL since February 2003 and was NL's Assistant Treasurer from 2002 to 2003. He served as NL's Assistant Treasurer from prior to 1998 until 2000. From 2000 until 2002, he was Assistant Treasurer of Kaiser Aluminum & Chemical Corporation.


                               SECURITY OWNERSHIP

         Ownership of NL Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by the regulations of the Securities and Exchange Commission (the "Commission"), of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each person listed in the Summary Compensation Table below, and (d) all current executive officers and directors of NL as a group. See note (3) below for information concerning individuals and entities that may be deemed to indirectly beneficially own those shares of Common Stock held by Valhi, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Information concerning ownership of equity securities of NL's parent companies is contained in note (3) below and the table under the caption "Ownership of Valhi Common Stock" below. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                                                                      NL COMMON STOCK
                                                                       ----------------------------------------------
             NAME OF                                                     AMOUNT AND NATURE OF              PERCENT OF
         BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP(1)              CLASS(2)
         ----------------                                              -----------------------             ----------
Valhi, Inc.                                                                   30,135,390(3)                    63.2%
Tremont LLC                                                                   10,215,541(3)                    21.4%
Ann Manix                                                                          4,000(4)                      --
J. Landis Martin                                                                 225,300(5)                      --
George E. Poston                                                                   1,000                         --
Glenn R. Simmons                                                                  11,000(3)(6)                   --
Harold C. Simmons                                                                 82,475(3)(7)                   --
General Thomas P. Stafford (retired)                                               9,000(8)                      --
Dr. R. Gerald Turner                                                                 -0-                         --
Steven L. Watson                                                                  10,000(3)(9)                   --
Dr. Lawrence A. Wigdor                                                           196,800(10)                     --
David B. Garten                                                                  120,835(11)                     --
Robert D. Hardy                                                                   73,344(12)                     --
John A. St. Wrba                                                                     -0-                         --

All current directors and executive officers
    of the Company as a group (11 persons)                                       733,754(3)(4)(5)(6)(7)         1.5%
                                                                                        (8)(9)(10)(11)(12)

----------

(1)      All beneficial ownership is sole and direct unless otherwise noted.

(2)      No percent of class is shown for holdings of less than 1%.

(3) Valhi and Tremont LLC are the direct holders of approximately 63.2% and 21.4%, respectively, of the outstanding common stock of NL. Valhi is the direct holder of 100% of the membership interests of

         Tremont LLC. Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran, the Harold Simmons Foundation, Inc. (the "Foundation"), the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") and The Combined Master Retirement Trust (the "CMRT") are the direct holders of approximately 77.6%, 9.1%, 2.8%, 1.3%, 0.4%, and 0.1%, respectively, of the outstanding shares of Valhi common stock, par value $.01 per share ("Valhi Common Stock"). National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest.

         Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts.

         Harold C. Simmons is the chairman of the board NL, Tremont LLC, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

         The Foundation directly holds approximately 1.3% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation and may be deemed to control the Foundation.

         The CDCT No. 2 directly holds approximately 0.4% of the outstanding shares of Valhi Common Stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares of Valhi Common Stock held directly by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

         The CMRT directly holds approximately 0.1% of the outstanding shares of Valhi Common Stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson are participants in one or more of the employee benefit plans that invest through the CMRT. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock held by the CMRT, except to the extent of his individual vested beneficial interest, if any, in the assets held by the CMRT.

         By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned, if any, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2.

         Valmont Insurance Company ("Valmont"), NL and a subsidiary of NL directly own 1,000,000, 3,522,967 and 1,186,200 shares of Valhi Common Stock, respectively. Valhi is the direct holder of 100% of the outstanding common stock of Valmont. NL understands that, pursuant to Delaware law, Valhi treats its shares of Valhi Common Stock that Valmont, NL, and the subsidiary of NL own as treasury stock for voting purposes. For the purposes of the percentage calculations herein, such shares are not deemed outstanding.

         The business address of Valhi, Tremont LLC, VGI, National, NOA, Dixie Holding, the CMRT, the Foundation and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(4) The shares of Common Stock shown as beneficially owned include 2,000 shares of Common Stock which Ann Manix has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(5) The shares of Common Stock shown as beneficially owned include 214,800 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the Company's 1989 and 1998 Long-Term Incentive Plans (the "1989 Incentive Plan" and "1998 Incentive Plan," respectively, and collectively the "Incentive Plans").

(6) The shares of Common Stock shown as beneficially owned include 8,000 shares which Glenn R. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(7) The shares of Common Stock shown as beneficially owned by Harold C. Simmons include 69,475 shares held by Harold C. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons and 8,000 shares which Mr. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(8) The shares of Common Stock shown as beneficially owned include 6,000 shares which General Thomas P. Stafford has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(9) The shares of Common Stock shown as beneficially owned include 4,000 shares of Common Stock which Mr. Watson has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans.

(10) The shares of Common Stock shown as beneficially owned include 193,800 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans.

(11) The shares of Common Stock shown as beneficially owned include (i) 100,000 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, and (ii) 20,835 shares held by Mr. Garten and his wife as joint tenants.

(12) The shares of Common Stock shown as beneficially owned include (i) 62,000 shares of Common Stock which Robert D. Hardy has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, and (ii) 11,344 shares held by Mr. Hardy and his wife as joint tenants.

         Ownership of Valhi Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined above, of Valhi Common Stock held by (i) each director or nominee for director of NL, (ii) each person listed in the Summary Compensation Table below, and
(iii) all current executive officers and directors of NL as a group. See note
(3) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Valhi. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                                                                    VALHI COMMON STOCK
                                                                    --------------------------------------------
NAME OF                                                               AMOUNT AND NATURE OF             PERCENT OF
BENEFICIAL OWNER                                                    BENEFICIAL OWNERSHIP(1)             CLASS(2)
----------------                                                    -----------------------            ---------
Ann Manix                                                                         -0-                      --
J. Landis Martin                                                               70,679                      --
George E. Poston                                                                  -0-                      --
Glenn R. Simmons                                                              161,247(3)(4)(5)             --
Harold C. Simmons                                                               3,383(3)                   --
General Thomas P. Stafford (retired)                                              -0-                      --
Dr. R. Gerald Turner                                                              -0-                      --
Steven L. Watson                                                              180,546(3)(4)                --
Dr. Lawrence A. Wigdor                                                            -0-                      --
David B. Garten                                                                 1,700                      --
Robert D. Hardy                                                                 1,081                      --
John A. St. Wrba                                                                  -0-                      --

All current directors and executive
  officers of the Company as a group
  (11 persons)                                                                347,957(3)(4)(5)             --

----------

(1)      All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned, 3,522,967 shares of Valhi Common Stock held by NL, 1,186,200 shares of Valhi Common Stock held by a subsidiary of NL and 1,000,000 shares of Valhi Common Stock held by Valmont are excluded from the amount of Valhi Common Stock outstanding. The Company understands that, pursuant to Delaware law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3) Excludes certain shares that may be deemed to be indirectly beneficially owned by such individual as to which he disclaims beneficial ownership. See note (3) to the table following "Ownership of NL Common Stock" above.

(4) Includes shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 148,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, and options for 163,300 shares of Valhi Common Stock are exercisable by Steven L. Watson, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons. Also includes 2,035 shares held in Mr. Watson's individual retirement account.

(5) Includes 2,383 shares of Valhi Common Stock held in Glenn R. Simmons' individual retirement account. The Valhi shares also include 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

         The Company understands that Valhi and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company does not presently intend, and understands that Valhi does not presently intend to engage in any transaction or series of transactions that would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.

         The Company further understands that approximately 30 million shares of Common Stock held by Valhi (62.8% of the shares of Common Stock outstanding) are pledged to secure bank borrowings by Valhi. Foreclosure by the lender on this pledge in the event of Valhi's default on the loan, which Valhi has advised the Company is unlikely, may at a subsequent date result in a change in control of the Company.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Exchange and the Company. Based solely on a review of copies of the Section 16(a) reports furnished to the Company and written representations by certain reporting persons, the Company believes that all of the Company's executive officers, directors and greater than 10% beneficial owners filed on a timely basis all reports required during and with respect to the fiscal year ended December 31, 2002, except that the initial statement of beneficial ownership of securities for Mr. Poston was filed late.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

COMPENSATION OF DIRECTORS

         During 2002, fees were paid to each director who was not an employee of the Company or a subsidiary of the Company. Fees consisted of an annual retainer of $15,000, payable in quarterly installments and 1,000 shares of Common Stock granted pursuant to the 1998 Incentive Plan, plus an attendance fee of $1,000 for each meeting (including a telephonic meeting) of the Board or a committee attended by the director. Such directors also received a fee of $1,000 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his or her designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Nominees for election as Director who received fees for serving on the Board of Directors in 2002 are Messrs. Poston, G. Simmons, H. Simmons, and Watson, and General Stafford. See "Certain Relationships and Transactions." In addition, General Stafford receives an annual payment of $15,000 as a result of his service on the Board in the period prior to 1987.

         In 2002, Messrs. G. Simmons, H. Simmons, and Watson, and General Stafford and Ms. Manix each were granted an option pursuant to the 1998 Incentive Plan to purchase 2,000 shares of Common Stock at an exercise price of $13.81 per share, representing the average of the high and low sales prices of Common Stock on the New York Stock Exchange Composite Tape on the date of the grant. These options become exercisable one year after the date of grant and expire on the fifth anniversary following the date of the grant.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

         The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation awarded to, earned by, or paid to or on behalf of the Company's Chief Executive Officer and each of its other three most highly compensated executive officers for services rendered during the years ended December 31, 2002, 2001 and 2000.


                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                               Compensation(1)
                                       Annual Compensation(1)                       Awards
                            -------------------------------------------    ------------------------
                                                              Other                      Securities
                                                              Annual       Restricted    Underlying     All Other
       Name and                     Salary    Bonus(2)     Compensation    Stock Awards   Options      Compensation
  Principal Position        Year     ($)         ($)          (3)($)           ($)          (#)           (5)($)
  ------------------        ----    ------    --------     ------------    ------------  ----------    ------------
J. Landis Martin            2002   600,000      600,000         2,875          -0-           -0-          102,400
President and Chief         2001   600,000      600,000        67,806          -0-         100,000        152,040
Executive Officer(4)        2000   600,000      900,000        13,420          -0-         100,000         96,840

Dr. Lawrence A. Wigdor      2002   750,000      750,000            68          -0-           -0-          186,848
Executive Vice President    2001   750,000    1,350,000         2,729          -0-         100,000        351,658
                            2000   750,000    2,625,000         6,815          -0-         100,000        132,038

David B. Garten             2002   425,000      425,000         -0-            -0-           -0-           82,342
Vice President, General     2001   425,000      525,000         -0-            -0-          50,000         93,309
Counsel and Secretary       2000   325,000      987,500         -0-            -0-          45,000        100,252

Robert D. Hardy             2002   325,000      325,000         -0-            -0-           -0-           71,093
Vice President, Chief       2001   300,000      550,000         -0-            -0-          50,000         93,868
Financial Officer, and      2000   275,000      662,500         -0-            -0-          30,000         38,061
Controller

(1) No payouts under any long-term incentive plans (as defined by applicable federal securities regulations) were made during 2002, 2001 or 2000. Therefore the column for such compensation otherwise required by applicable federal securities regulations has been omitted.

(2) Amounts paid with respect to each year pursuant to the Variable Compensation Plan and, for 2000 and 2001, special discretionary bonuses. See "Compensation Committee's Report on Executive Compensation" below.

(3) Includes the amount which exceeds 120% of the applicable federal long-term interest rate accrued on deferred compensation. In the case of Mr. Martin in 2001, the amount shown included $8,114 of such excess interest and $50,518 in value attributed to use of the Company's aircraft by him.

(4) During 2002, 2001 and 2000, Mr. Martin also served as an executive officer of Tremont and TIMET and was compensated directly by Tremont and TIMET. Mr. Martin is expected to continue to serve as an executive officer of NL and TIMET in 2003 and to be compensated directly by NL for services to NL and by TIMET for services to TIMET. During 2002, 2001 and 2000, Mr. Martin devoted approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(5) "All Other Compensation" amounts shown below represent (i) matching contributions made or accrued by the Company pursuant to the savings feature of the Savings Plan, (ii) retirement contributions made or accrued by the Company pursuant to the Savings Plan, (iii) life insurance premiums paid by the Company, and (iv) amounts paid by the Company under the Supplemental Executive Retirement Plan ("SERP") in 2002 and 2001 and amounts accrued by the Company in 2000 under the SERP and paid by the Company in 2001. In 2001, the MDC Committee directed that the Company amend the SERP to provide for the distribution of the accrued balance in each SERP participant's account and the payment of future SERP benefits to participants as accrued, thus reducing the Company's interest costs. In connection with the amendment, in 2001 the Company paid $1,761,661, $1,739,924, $481,164, and $176,692, to Dr. Wigdor and Messrs. Martin,
       Garten and Hardy, respectively, which represented the accrued vested balance in each of their SERP accounts with interest. These accrued amounts were previously reported as compensation in the years accrued.

                                              YEAR          MARTIN       WIGDOR      GARTEN       HARDY
                                              ----          ------       ------      ------       -----
       Savings Match ($)                      2002           8,000        8,000       8,000       8,000
                                              2001           6,800        6,800       6,800       6,800
                                              2000          10,200       10,200      10,200      10,200

       Retirement Contribution ($)            2002          14,400       16,600      11,000       8,000
                                              2001          12,240       14,110       9,350       6,800
                                              2000          12,240       14,110       9,350       6,800

       Life Insurance ($)                     2002             -0-       10,248       3,342       1,093
                                              2001             -0-       10,248       2,909       1,018
                                              2000             -0-        9,328       2,302         861

       SERP ($)                               2002          80,000       152,000     60,000      54,000
                                              2001         133,000       320,500     74,250      79,250
                                              2000          74,400        98,400     78,400      20,200

STOCK OPTION GRANTS

         Other than Harold C. Simmons, no stock options were granted to NL executive officers or employees during 2002. As a director, NL's Chairman, Harold C. Simmons, was granted an option to purchase 2,000 shares of Common Stock, representing one-sixth of the total options granted to directors during the fiscal year, at an exercise price of $13.81, the average of the high and low sales prices of Common Stock on the New York Stock Exchange Composite Tape on the date of the grant. The option became exercisable one year after the date of grant, expires February 1, 2007, and has a potential realizable value at an assumed 5% and 10% rate of stock appreciation of $7,630.90 and $16,862.29, respectively. See "Compensation of Directors and Executive Officers and Other Information - Compensation of Directors."

STOCK OPTION EXERCISES AND HOLDINGS

         The following table provides information with respect to the persons named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 2002. No stock appreciation rights have been granted under the Incentive Plans.


         AGGREGATED OPTION EXERCISES IN 2002 AND 12/31/02 OPTION VALUES

                                                                Number of Securities       Value of Unexercised,
                                   Shares                      Underlying Unexercised     In-the-Money Options at
                                 Acquired on      Value         Options at 12/31/02              12/31/02
                                  Exercise       Realized           (Exercisable/              (Exercisable/
       Name                        (#)(1)         ($)(1)       Unexercisable) (#)(2)       Unexercisable) ($)(2)
       ----                      -----------     --------      ----------------------     -----------------------
J. Landis Martin                   15,915        $ 97,479          111,000/223,600               0/288,207

Lawrence A. Wigdor                  4,547        $ 27,846          96,000/217,600             14,040/288,207

David B. Garten                    32,539        $183,672          53,000/104,000             20,273/130,275

Robert D. Hardy                    23,425        $127,458           24,000/86,000                0/97,724

(1) In November 2002, the Company and each of Dr. Wigdor and Messrs. Martin, Garten and Hardy entered into agreements whereby the officers exercised certain options to purchase Common Stock and thereafter certain of the shares acquired upon exercise, as well as certain options to purchase Common Stock, were purchased by the Company. The shares acquired on exercise and the value realized on such exercise are reflected in the table above. Dr. Wigdor and Messrs. Martin, Garten and Hardy tendered 3,000 shares, 10,500 shares, 22,335 shares and 16,344 shares, respectively, of their own NL Common Stock, which had been held by such officers for at least six months, to pay a portion of the stock option exercise price and to pay applicable withholding taxes, as permitted under the Company's Incentive Plans. These shares were valued at the market price of the Common Stock on the date of exercise. In addition, the Company purchased options to purchase 155,835 shares of Common Stock, 203,485 shares of Common Stock, 52,461 shares of Common Stock, and 25,575 shares of Common Stock, respectively, held by Dr. Wigdor and Messrs. Martin, Garten, and Hardy, and purchased 1,547 shares, 5,415 shares, 10,204 shares and 7,081 shares, respectively, from Dr. Wigdor and Messrs. Martin, Garten, and Hardy. These options were sold at a price equal to the market price of the Common Stock on the date of sale, less the exercise price of the options, and the shares were sold at the market price of the Common Stock on the date of sale. In connection with the Company's purchase of the options and shares, the Company made an aggregate cash payment of $2,166,387, of which $655,288 was paid to Dr. Wigdor and $912,413, $381,750, and $216,936 was paid to Messrs. Martin, Garten and Hardy, respectively.

(2) NL's Chairman, Mr. Harold Simmons, did not exercise any options during 2002. At 12/31/02, he had 8,000 exercisable options and 2,000 unexercisable options. The value of his exercisable and unexercisable in-the-money options at 12/31/02 was $13,680 and $6,220, respectively.

PENSION PLAN

         The Retirement Program of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In 1996, the Company approved the suspension of all future accruals under the salaried component of the Pension Plan. The Pension Plan covers each person named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of such persons in 2002. The estimated accrued annual benefits payable under the Pension Plan upon retirement at normal retirement age for Dr. Wigdor and Messrs. Martin, Garten, and Hardy are $29,439, $50,277, $26,410, and $12,348, respectively.

SEVERANCE AGREEMENTS

          Dr. Wigdor has an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Dr. Wigdor in the event Dr. Wigdor's employment is terminated by the Company without cause (as defined in the agreement) or Dr. Wigdor terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Dr. Wigdor's annual base salary plus target bonus (which target bonus shall not be less than the amount of his annual salary) or Dr. Wigdor's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination;
(iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Dr. Wigdor in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Dr. Wigdor's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Dr. Wigdor's account under the SERP; and (vi) certain other benefits. This agreement is automatically extended for a one-year term commencing each January 1, unless the Company and Dr. Wigdor agree otherwise in writing.


                           INDEPENDENT AUDITOR MATTERS

         INDEPENDENT AUDITORS. The firm of PricewaterhouseCoopers LLP ("PwC") served as NL's independent auditor for the year ended December 31, 2002, and has been appointed to review NL's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2003 and to audit NL's annual consolidated financial statements for the year ending December 31, 2003. Representatives of PwC are expected to attend the Meeting.

         AUDIT COMMITTEE REPORT. NL's management is responsible for preparing NL's consolidated financial statements in accordance with accounting principles generally accepted in the United States. NL's independent auditors, PwC are responsible for auditing NL's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Our responsibility as NL's Audit Committee is to monitor and review these auditing, accounting and financial reporting processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. We have relied, without independent verification, on management's representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of PwC included in their report on the Company's financial statements.

          We have reviewed and discussed NL's audited consolidated financial statements for the year ended December 31, 2002 with NL's management and PwC. We discussed with PwC the matters required by Statement on Auditing Standards ("SAS") No. 61 (Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications), received from PwC written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC its independence. We also considered whether provision by PwC of non-audit services to NL and its subsidiaries is compatible with such auditor's independence. Additionally, we discussed with NL's management and PwC other matters as we deemed appropriate. Based on our review of NL's audited consolidated financial statements and our discussions with NL's management and PwC, we recommended to the Board of Directors that NL's audited consolidated financial statements for the year ended December 31, 2002 be included in NL's Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the Commission.

    Ann Manix                             George E. Poston                   General Thomas P. Stafford (retired)
      Chairman of the                        Member of the                       Member of the
      Audit Committee                        Audit Committee                     Audit Committee

         FEES PAID TO PWC. The Commission recently adopted new disclosure rules applicable to the independent auditor fee information effective May 6, 2003 pursuant to the Sarbanes-Oxley Act of 2002. NL has decided to provide disclosure in accordance with certain of these rules in advance of the effective date. The following table shows the aggregate fees PwC has billed or is expected to bill to NL and its subsidiaries for services rendered for 2001 and 2002. No fees were billed or expected to be billed by PwC to the Company for services performed in 2001 and 2002 for financial information systems design and implementation.

                                                          2002           2001
                                                       ----------     ----------
AUDIT(1)                                               $1,616,245     $  511,081
AUDIT RELATED(2)                                       $  111,301     $   24,512
TAX(3)                                                 $   41,826     $   52,938
ALL OTHER(4)                                           $    4,353     $   26,082
                                                       ----------     ----------
TOTAL                                                  $1,773,725     $  614,613

(1)      Fees for the following services:

         (a) audits of NL's consolidated year-end financials statements for each year;

         (b) reviews of the unaudited quarterly financial statements appearing in NL's Forms 10-Q for each of the first three quarters of each year;

         (c) consents and assistance with registration statements filed with the Commission;

         (d) normally provided statutory or regulatory filings or engagements for each year; and

         (e) the estimated out-of-pocket costs PwC incurred in providing all of such services for which NL reimburses PwC.

(2) Fees for assurance and related services reasonably related to the audit or review of NL's financial statements for each year. These services include employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(3)      Fees for tax compliance, tax advice and tax planning services.

(4) Fees for all services not described in the other categories, such as certain payroll administration services, consultation regarding certain subsidiary transactions and certain insurance matters.

         COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

         NL's Management Development and Compensation Committee (the "MDC Committee") consists of individuals who are neither officers nor employees of NL or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by the MDC Committee.

         The MDC Committee annually reviews and recommends compensation policies and practices related to NL's executive officers, including the Chief Executive Officer (the "CEO"). The MDC Committee also was responsible for reviewing all compensation actions during 2002 involving NL's executive officers, including stock-based compensation, and approving compensation actions for the executive officers other than with respect to the CEO's base salary. Changes in the CEO's base salary are reviewed and approved by the Board after recommendation by the MDC Committee.

         NL's executive compensation system with respect to its executive officers, including the CEO, generally consists of two primary components: base salary and annual variable compensation provided by the Variable Compensation Plan. In addition, discretionary cash bonuses may be considered from time to time by the MDC Committee upon recommendation by the CEO and the Chairman of the Board. The MDC Committee also may consider the grant of stock options, restricted stock and/or stock appreciation rights, but does not currently anticipate that such stock-based compensation will be regularly granted. Through the use of the foregoing, the Committee seeks to achieve a balanced compensation package that will attract and retain high-quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to the officers to maximize annual operating performance and long-term shareholder value.

BASE SALARIES

         The MDC Committee reviews recommendations by the CEO regarding changes in base salaries for executive officers, including the CEO. These recommendations are made by the CEO after consultation with the Chairman of the Board. The MDC Committee may take such actions, including any modifications, as it deems appropriate in connection with changes in base salaries. Final action with respect to changes in the CEO's base salary is taken by the Board, upon recommendation by the MDC Committee. The CEO's recommendations and the MDC Committee's actions regarding base salaries in 2002 were based primarily on a subjective evaluation of past and potential future individual performance and contributions, and alternative opportunities that might be available to the executives in question. In 2002, the MDC Committee reviewed and approved a recommendation from the CEO to increase Mr. Hardy's base salary from $300,000 to $325,000. The MDC Committee also considered the Chairman of the Board's approval of this increase and the change in Mr. Hardy's title and responsibilities. No action was taken with respect to the base salaries of any of the other named executive officers of NL during 2002. The CEO's base salary, which was unchanged, was not set based on any specific relationship to Company performance.

VARIABLE COMPENSATION PLAN

         Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and executive officers). Awards are based on Kronos achieving annual predetermined operating income goals. NL's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and Kronos' operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with any modifications it deems appropriate. Based on the business plan for the year, the MDC Committee sets NL's and its business segment's operating income goals at three levels which are designed to help focus NL's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The

Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

         Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive a variable compensation payment of 50% of base salary. If the Target Level is reached, the variable compensation payment is 100% of base salary. If the Maximum Level is reached or exceeded, executives are eligible to receive a variable compensation payment of 150% of base salary. In view of the achievement of operating income above the Target Level during 2002, the MDC Committee in 2003 approved Target Level payments under the Variable Compensation Plan to the executive officers, including the CEO. Such awards to the CEO and the executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above. In addition, Target levels for operating income performance were utilized by the MDC Committee and the Board, as applicable, for determining the contributions by NL to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan and the SERP.

         Beginning with bonuses awarded with respect to 2003, the CEO will be eligible to receive a discretionary bonus of 0% to 200% of base salary as approved by the MDC Committee upon recommendation by the Chairman of the Board, based upon a subjective assessment of the CEO's performance, taking into account the financial results of NL, the results of litigation concerning NL, and the management of the overall expenses associated with NL's litigation and environmental matters, and will not be eligible to receive a variable compensation payment under the Variable Compensation Plan.

STOCK-BASED COMPENSATION

         In 2002, following review of the CEO's recommendations, the MDC Committee determined not to grant any options. In making this determination, the MDC Committee considered, among other things, the Chairman of the Board's recommendation, the amount and terms of options already held by such officers, and discretionary bonuses previously awarded. In addition, in 2002 the MDC Committee did not make any grants of restricted stock, stock appreciation rights or other equity-based awards.

SPECIAL DISCRETIONARY BONUSES

         Apart from the Variable Compensation Plan, the MDC Committee may award other bonuses as the Committee deems appropriate from time to time under its general authority or under a separate discretionary plan. During 2002, the Committee made no awards of discretionary bonuses to the CEO or the executive officers.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

         The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. NL's Variable Compensation Plan and 1998 Incentive Plan, which have been approved by NL's shareholders, permit variable compensation paid or awards or grants made to executives pursuant to such plans to qualify for deductibility by NL. In addition, executive compensation is generally structured to attempt to minimize the impact of the deduction limit.

The foregoing report on executive compensation has been furnished by NL's MDC Committee of the Board of Directors.


                                 General Thomas P. Stafford (Retired) (Chairman) Ann Manix
                                 George E. Poston



                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides summary information with respect to the Company's equity compensation plans under which the Company's Common Stock may be issued to employees or non-employees (such as directors, consultants or advisers). Pursuant to Commission rules, information is provided separately in the aggregate for the Company's equity compensation plans that have been approved by the Company's shareholders and for any plans that were not approved by shareholders.



                                      (a)                      (b)                              (c)
                            Number of securities to      Weighted-average         Number of securities remaining
                            be issued upon exercise    price of outstanding     available for future issuance under
                            of outstanding options,   options, warrants and    equity compensation plans (excluding
      Plan Category           warrants and rights             rights            securities reflected in column (a))
      -------------         -----------------------   ---------------------    ------------------------------------
Equity Compensation Plans
Approved by Security               1,260,800                  $17.50                         3,650,500
Holders

Equity Compensation Plans
Not Approved by                       -0-                      -0-                              -0-
Securities Holders

Total                              1,260,800                  $17.50                         3,650,500

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Diversified Chemicals Index for the period commencing December 31, 1997 and ending December 31, 2002. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to shareholders. In previous proxy statements the Company had compared the cumulative shareholder return on NL Common Stock to the S & P Chemicals Index. This index has been discontinued and has been replaced in the comparison of cumulative shareholder return by the S & P Diversified Chemicals Index.

                               (PERFORMANCE GRAPH)

                               1997     1998     1999     2000     2001     2002
                               ----     ----     ----     ----     ----     ----
NL Industries, Inc.            $100     $105     $112     $187     $124     $167
S & P 500                      $100     $129     $156     $141     $125     $ 97
S & P Diversified
Chemicals                      $100     $ 95     $113     $102     $ 95     $ 92

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS WITH RELATED PARTIES

         As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held equity interest in another related party. The Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation, restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

         Harold C. Simmons and Glenn R. Simmons, each a director of NL, are also directors and executive officers of Valhi and Contran. Mr. Martin, the Company's President and Chief Executive Officer, serves as an executive officer and director of TIMET and General Stafford and Glenn R. Simmons serve as directors of TIMET. Glenn R. Simmons also serves as Chairman of the Board of Keystone, CompX, and EWI, Inc. Mr. Watson, a director and Assistant Secretary of NL, is also an executive officer of Contran and Valhi and a director of Valhi, Contran, TIMET, Keystone and CompX. Ms. Manix is a director of CompX. Mr. Hardy serves as assistant treasurer of TIMET. Such persons served in their current capacities in 2002 and expect to continue to serve in their current capacities in 2003, except that Ms. Manix will cease to serve as a director of NL upon the election and qualification of her successor at the 2003 Annual Meeting. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. See "Certain Contractual Relationships and Transactions" below.

         Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, TIMET, and related entities, the boards of directors of each of the Company, Valhi, and TIMET include one or more members who are not officers or directors of any other entity that may be deemed to be related to the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.

CERTAIN CONTRACTUAL RELATIONSHIPS AND TRANSACTIONS

         Intercorporate Services Agreements. The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company (i) the services of Harold C. Simmons to consult with the Company and assist in the development and implementation of the Company's strategic plans and objectives, (ii) certain management, financial, tax and administration services, and (iii) certain insurance and risk management services, and the Company provides to Contran certain administrative support services. The services provided by Contran do not include major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past. NL paid total net fees of approximately $1,503,000 in 2002 for services pursuant to the Contran ISA, and expects to pay a higher amount in 2003 for such services. Under the Contran ISA and included within the total net fees paid by the Company, the Company paid fees of $950,000 in each of 2002 and 2001 attributable to the services of Mr. Simmons, and expects to pay a similar amount in 2003 for such services. The Contran ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company pays directors' fees and expenses separately to Harold C. Simmons, Glenn
R. Simmons, and Steven L. Watson. See "Compensation of Directors and Executive Officers and Other Information" above.

         During 2002, the Company and Tremont were parties to an intercorporate services agreement (the "Tremont ISA") whereby the Company made available to Tremont certain services with respect to Tremont's tax compliance and consulting needs and use of the Company's corporate aircraft. Tremont paid fees of approximately $121,000 to the Company pursuant to the Tremont ISA during 2002. The Company expects the Tremont ISA to be terminated.

          The Company and TIMET are parties to an intercorporate services agreement (the "TIMET ISA") whereby the Company made available to TIMET certain services with respect to TIMET's tax compliance and consulting needs and use of the Company's corporate aircraft. TIMET paid fees of approximately $379,000 pursuant to the TIMET ISA during 2002. The TIMET ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

         Insurance Sharing Agreement. Tall Pines Insurance Company ("Tall Pines"), a wholly owned captive insurance company of Tremont LLC, has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of the Company. The Company and Tall Pines are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company will reimburse Tall Pines with respect to certain loss payments (to the extent such payments exceed a previously established reserve, as defined) by Tall Pines that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by Tall Pines under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, Tall Pines is to credit the Company with respect to certain underwriting profits or recoveries that Tall Pines receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 2002, the Company had current accounts payable to Tall Pines of approximately $281,000 with respect to such Agreement. At December 31, 2002, the Company had $1.6 million of restricted cash equivalents that collateralized letters of credit relating to the NL Liabilities issued and outstanding on behalf of Tall Pines pursuant to the Insurance Sharing Agreement.

         Insurance Matters. Tall Pines, Valmont Insurance Company ("Valmont") and EWI, Inc. provide for or broker certain of the Company's, its joint venture's and its affiliates' insurance policies. Valmont is a wholly owned captive insurance company of Valhi. During 2001, one of the daughters of Harold
C. Simmons and a wholly owned subsidiary of Contran owned, directly or indirectly, 57.8% and 42.2%, respectively, of the outstanding common stock of EWI, Inc. and of the membership interests of EWI, Inc.'s management company, EWI RE, Ltd. (collectively with EWI, Inc., "EWI"). Through December 31, 2000, a son-in-law of Harold C. Simmons, managed the operations of EWI. Subsequent to December 31, 2000, pursuant to an agreement that, as amended, is effective until terminated by either party with 90 days notice, such son-in-law provides advisory services to EWI as requested by EWI, for which the son-in-law is paid $11,875 per month and receives certain other benefits under EWI's benefit plans. Since March 2003, such son-in-law has served as Chairman of EWI's Board of Directors. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The Company and its joint venture paid approximately $11.2 million in 2002 for policies provided or brokered by Tall Pines, Valmont and EWI, and CompX, Contran, Keystone, TIMET, Tremont, and Valhi paid $911,907, $143,567, $1,926,687, $2,976,284, $140,258, and $357,033,
respectively, for policies brokered by EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In the Company's opinion, the amounts that the Company paid for these insurance policies and the allocation among the Company and its affiliates of relative insurance premiums are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with Tall Pines, Valmont and EWI will continue in 2003.

         In January 2002, the Company purchased EWI from its previous owners for an aggregate cash purchase price of $9.2 million, and EWI became a wholly owned subsidiary of the Company. The purchase was approved by a special committee of the Company's Board of Directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to, due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

         Tax Sharing Agreement. Effective January 1, 2001, the Company and its qualifying subsidiaries were included in the consolidated United States federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, the Company is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that the Company compute its provision for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement and using the tax elections made by Contran, the Company makes payments to or receives payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement unless the Company was entitled to a refund from the U.S. Internal Revenue Service on a separate-company basis. During 2002, the Company received $2.3 million from Valhi pursuant to the terms of the Contran Tax Agreement.

         Investment in Tremont and Tremont Group. At December 31, 2002 the Company owned 20% of Tremont Group, Inc. ("Tremont Group") and Valhi owned the remaining 80%. At that time, Tremont Group's only asset was an 80% ownership interest in Tremont. The Company's stock of Tremont Group was redeemable at the option of the Company for fair value based on the value of the underlying Tremont shares, and the Company accounted for its investment in Tremont Group as an available-for-sale marketable security carried at fair value based on the fair value of such underlying Tremont shares. At December 31, 2002 the Company also directly held 8,167 Tremont shares.

         In February 2003 Valhi completed a series of merger transactions pursuant to which, among other things, Tremont Group and Tremont were merged into a new wholly owned subsidiary of Valhi. Under these merger transactions,
(i) Valhi issued 3.5 million shares of its common stock to the Company in return for the Company's 20% ownership interest in Tremont Group and (ii) Valhi issued
3.4 shares of its common stock (plus cash in lieu of fractional shares) to all Tremont stockholders (other than Valhi and Tremont Group) in exchange for each Tremont share held by such stockholders. The Company received approximately 27,770 shares of Valhi Common Stock in the second transaction. The number of shares of Valhi Common Stock issued to the Company in exchange for the Company's 20% ownership interest in Tremont Group was equal to the Company's 20% pro-rata interest in the Tremont shares held by Tremont Group, adjusted for the same 3.4 exchange ratio. The Valhi Common Stock owned by the Company is restricted under Commission Rule 144. The shares of Valhi Common Stock cannot be voted by the Company under Delaware Corporation Law, but the Company receives dividends from Valhi on these shares when declared.

         Tremont Loan Agreement. In 2001 NL Environmental Management Services, Inc. ("EMS"), the Company's majority-owned environmental management subsidiary, loaned $13.4 million to Tremont under a reducing revolving loan agreement that matured in March 2003. The loan was approved by special committees of the Company's and EMS's Boards of Directors. In October 2002 a special committee of the Company's Board of Directors approved new loan terms proposed by Tremont, whereby Tremont repaid the outstanding principal and interest balance on the EMS loan with proceeds from a new $15 million revolving loan agreement with the Company. As such, the EMS loan was extinguished and cancelled. Similar to the EMS loan, the Company's loan to Tremont bears interest at prime plus 2% (6.25% at December 31, 2002 with interest payable quarterly), and is collateralized by
10.2 million shares of NL common stock owned by Tremont. The loan is due December 31, 2004, with no principal payments required prior to that date. The maximum amount available to Tremont under the revolving loan agreement is $15 million. The creditworthiness of Tremont is dependent in part on the value of the Company as Tremont's interest in the Company is Tremont's most substantial asset. At December 31, 2002, no amounts were outstanding under this facility and Tremont had $15 million of borrowing availability. As a result of the merger of Tremont with Valhi in February 2003, the revolving loan agreement is now between a wholly owned subsidiary of Valhi and NL.

         Trust Loan Agreement. In May 2001, a wholly owned subsidiary of EMS loaned $20 million to the Harold C. Simmons Family Trust No. 2 (the "Family Trust") under a $25 million revolving credit agreement. The loan was approved by special committees of the Company's and EMS's Boards of Directors. The loan bears interest at the prime rate (4.25% at December 31, 2002), is due on demand upon sixty days notice and is collateralized by 13,749 shares, or approximately 35%, of Contran's outstanding Class A voting common stock and 5,000 shares, or 100%, of Contran's Series E Cumulative preferred stock, both of which are owned by the Family Trust. The value of this collateral is dependent in part on the value of the Company as Contran's interest in the Company, through its beneficial ownership of Valhi, is one of Contran's more substantial assets. In November 2002 the Family Trust repaid $2 million principal amount of the revolving credit agreement. At December 31, 2002, $7 million was available for additional borrowing by the Family Trust. At December 31, 2002, the outstanding loan balance was $18 million.

         Other Matters. During 2002 Dr. Wigdor's sister-in-law was employed by the Company and was paid $41,326, and received customary employee benefits, including medical insurance. She continues to be employed by the Company.

         See also Note 1 to the Aggregated Option Exercise Table on page 13.


                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

         In order to be included in the Company's 2004 Proxy Statement and form of proxy, shareholder proposals for the 2004 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 16825 Northchase Drive, Suite 1200, Houston, Texas 77060, Attention: Mr. David B. Garten, Secretary, not later than December 15, 2003. All such proposals shall be treated in accordance with applicable rules administered by the Commission.


                  2002 ANNUAL REPORT ON FORM 10-K; HOUSEHOLDING

         A copy of the Company's 2002 Annual Report on Form 10-K, as filed with the Commission, may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060. The Annual Report on Form 10-K may also be accessed on the Company's website at www.nl-ind.com. Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial shareholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless any stockholder at that address gave contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, please contact the Company at the above address or call (281) 423-3332.


                                  OTHER MATTERS

         The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.

                                       NL INDUSTRIES, INC.


Houston, Texas
April 7, 2003

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
VOTED "FOR" ALL NOMINEES FOR DIRECTOR LISTED BELOW.

------------------------------------------------------------------------------------------------------------------------------------
                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR LISTED BELOW.
------------------------------------------------------------------------------------------------------------------------------------
                  FOR      WITHHELD
1. Election of    [ ]         [ ]    Election of Directors.                 2. In their discretion, proxies are authorized to vote
   Directors.                        Nominees: 01. J. Landis Martin,           upon other such business as may properly come before
                                     02. George E. Poston, 03. Glenn           the Annual Meeting or any adjournments or
                                     R. Simmons, 04. Harold C. Simmons,        postponements thereof.
                                     05. General Thomas P. Stafford,
                                     06. Dr. R. Gerald Turner, and
Withheld authority to vote for the   07. Steven L. Watson
following individual nominees:

-----------------------------------------------------------------------     Please sign exactly as shareholder's name appears on
                                                                            this card. Joint owners should each sign. When signing
                                                                            as attorney, executor, administrator, trustee or
                                                                            guardian, please give full title as such. If a
                                                                            corporation or partnership, please sign full corporate
                                                                            or partnership name and sign authorized person's name
                                                                            and title.

                                                                            The undersigned shareholder hereby revokes all proxies
                                                                            heretofore given by the undersigned to vote at the
                                                                            Annual Meeting or any adjournments or postponements
                                                                            thereof.



                                                                            --------------------------------------------------------


                                                                            --------------------------------------------------------
                                                                            SIGNATURE(S)                           DATE

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

Dear Stockholder:

NL Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.       To vote over the Internet:

         o Log on to the Internet and go to the web site http://www.eproxyvote.com/nl. Internet voting will be available until 12:01 A.M. on May 20, 2003.

2.       To vote over the telephone:

         o On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week. Telephone voting will be available until 12:01 A.M. on May 20, 2003.

         o    Non-U.S. stockholders should call 1-201-536-8073.

Your electronic vote authorizes the named Proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically, do not mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY

                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 2003

The undersigned hereby appoints David B. Garten and Robert D. Hardy and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 20, 2003, and at any adjournment or postponement of such meeting (the "Annual Meeting"), all shares of Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NL INDUSTRIES,
INC.

YOU ARE ENCOURAGED TO SPECIFY YOUR VOTING CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE OF THIS CARD BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE ABOVE-NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND PROMPTLY RETURN THIS CARD. PLEASE USE THE ENCLOSED RETURN ENVELOPE. THIS PROXY MAY BE
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